Exhibit 6.2

SERVICING AGREEMENT

by and between

STEWARD REALTY TRUST, INC.

and

STEWARD SERVICING LLC

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SERVICING AGREEMENT

THIS AGREEMENT dated and effective as of June 20, 2017, between STEWARD REALTY TRUST, INC., a Maryland corporation, with its principal office located at 33 Irving Place, New York, NY 10003 (“Purchaser”) and STEWARD SERVICING LLC, a New York limited liability company, with its principal office located at 33 Irving Place, New York, NY 10003 (“Servicer”).

WHEREAS, Purchaser desires to engage Servicer as an independent contractor to perform with respect to the Mortgage Loans such servicing functions as are further described herein, and Servicer desires to accept such engagement pursuant to the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration the sufficiency and receipt of which are hereby mutually acknowledged, Purchaser and Servicer agree as follows:

SECTION 1. DEFINITIONS.

For purposes of this Agreement:

(a)  “Business Day” shall mean any day that the banks in New York are open for business to the public except a Saturday, Sunday or Federal holiday.

(b)  “Custodial Account” shall mean the account or accounts created and maintained pursuant to Section 4(a) of this Agreement. Each such account shall be an Eligible Account.

(c)  “Customary Servicing Procedures” shall mean the procedures, including collection procedures, and care that Servicer customarily would employ and exercise in servicing and administering mortgage loans for its own account in accordance with accepted mortgage servicing practices of prudent lending institutions, giving due consideration to Purchaser’s reliance on Servicer.

(d) “Determination Date” shall mean the fifteenth (15th) day of each month (if this is not a Business Day, then the last Business Day preceding such day).

(e) “Eligible Account” shall mean an account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by Standard & Poor’s in one of its two (2) highest rating categories at the time of any deposit therein, (ii) the deposits of which are insured up to the maximum permitted by the FDIC.

(f) “Escrow Payments” shall mean the amounts constituting ground rents, taxes, assessments, water and sewer charges, fire and hazard insurance premiums, title insurance premiums, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan or this Agreement.

(g) “Mortgage” shall mean the mortgage, mortgage deed, deed of trust or other instrument creating a first lien on a first priority ownership interest in an estate in fee simple in real property securing a Mortgage Note, including any assignment agreements or modifications relating thereto.

(h) “Mortgage Loans” shall mean those mortgage loans for which the Purchaser requests that the Servicer service such Mortgage Loans.

(i) “Mortgage Note” shall mean the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

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(j) “Mortgaged Property” shall mean the real property and improvements thereon securing a Mortgage Note pursuant to the related Mortgage. “Mortgagor” shall mean the obligor on a Mortgage Note or a person who has executed a Mortgage.

(k) “Title Insurance Policy” shall mean with respect to any Mortgaged Property, the title insurance policy (including all endorsements thereto) issued with respect to such Mortgaged Property, if any, or any replacement policy.

(l) “Records” shall mean, but not be limited to, work files, individual account books, documents, files, correspondence, computer records and disks, related information or data of any kind relating to the servicing and any other documents that Purchaser requests that Servicer retain for Servicer to perform its obligations hereunder. The term shall further include such records that are created by Purchaser or Servicer during the term of this Agreement that relate to the servicing of the Mortgage Loans.

(m) “Related Escrow Accounts” means any mortgage escrow accounts maintained by Servicer prior to the date hereof and authorized by Purchaser to be maintained pursuant to the terms of this Agreement, which accounts shall be maintained in accordance with all federal, state and local laws, rules and regulations.

(n) “Remittance Date” shall mean the fifteenth (15th) day of each month (if this is not a Business Day, then the last Business Day preceding such day).

(o) “Servicing Advances” shall mean all customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Servicer in the performance of its servicing obligations hereunder, including but not limited to, the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan, and (iv) the payment of amounts required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan for the payment of ground rents, insurance premiums and other such payments.

(p) “Transfer Date” shall mean the date upon which Servicer transfers the servicing of the Mortgage Loans to a third party in accordance with Purchaser’s instructions and the terms of this Agreement.

SECTION 2. TERM.

The term of this Agreement shall commence as of the date of this Agreement and shall terminate pursuant to Section 10 of this Agreement. To the extent practicable, the servicing of all Mortgage Loans made prior to the date hereof shall conform to the terms of this Agreement. Notwithstanding anything to the contrary herein, the term of this Agreement may be extended if agreed to in writing by the parties.

SECTION 3. RELATIONSHIP OF PURCHASER AND SERVICER.

(a) Servicer as Independent Contractor. Except as may otherwise be specifically provided herein, in performing its duties and obligations hereunder, Servicer is an independent contractor and not an agent of Purchaser.

(b) Ownership of Mortgage Loans. Servicer acknowledges that Purchaser and any assignee hereunder, if any, alone will own the Mortgage Loans and Records notwithstanding that the Records may remain in the possession of Servicer during the term hereof to facilitate the performance of servicing activities described herein.

(c) Access to Records. Servicer shall allow Purchaser or any person or persons authorized by Purchaser full and complete access to the Records in its possession at any time during reasonable business hours and shall make available its personnel to Purchaser or to such authorized persons at any time during reasonable business hours for the purpose of responding to questions or inquiries regarding the Mortgage Loans and the performance of Servicer’s duties hereunder.

(d) Related Escrow Accounts. Servicer acknowledges that the Related Escrow Accounts and any collections it receives on the Mortgage Loans during the term of this Agreement are held on behalf of Purchaser for the benefit of the Mortgagors.

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SECTION 4. SERVICING ACTIVITIES.

During the term of this Agreement:

(a) Collection of Payments. Servicer shall on behalf of Purchaser diligently collect all payments due from Mortgagors to Purchaser under the Mortgage Loans as they become due, including but not limited to (i) principal, (ii) interest, (iii) advances for fire and hazard insurance premiums, title insurance premiums, payments with regard to prior liens, taxes, legal fees, foreclosure costs, and other miscellaneous advances, (iv) late charges, (v) extension fees, and (vi) bad check charges, such efforts to include but not be limited to the specific duties set forth herein. All such amounts received on each Mortgage Loan shall be held separate and apart from Servicer’s own funds in a Custodial Account.

(b) Remittance of Payments. On the Remittance Date, Servicer shall remit payments of principal and interest to Purchaser received pursuant to each Mortgage Loan on or before the Determination Date. Servicer shall deduct from the remittances of principal and interest the servicing fee to be paid to Servicer in accordance with Section 8 of this Agreement. Notwithstanding anything to the contrary herein, Servicer shall remit any prepayments of principal in full satisfaction of the Mortgage Loan within five (5) Business Days of the day that Servicer’s bank has cleared any such payment. Further, Servicer will make any necessary deposits to, or withdrawals from, Related Escrow Accounts, and will deliver any related income, and Servicer shall retain for its own account any ancillary income arising from the servicing of the Mortgage Loans, including assumption fees, late charges, amortization schedule fees, NSF fees, release fees, reconveyance fees, speedpay or other electronic payment fees, demand statement fees and loan modification fees.

(c) Maintenance of Records. Servicer shall keep and maintain complete and accurate books and records in connection with its servicing of the Mortgage Loans pertaining to (i) each Mortgage Loan and the collections made thereon and (ii) each remittance made thereon. The books and records shall be clearly marked to reflect that the Mortgage Loans are owned by Purchaser. Purchaser or persons authorized by Purchaser may at Purchaser’s expense during or after the term of this Agreement audit all or any part of Servicer’s performance hereunder.

(d) Covenant Against Solicitation. Servicer shall not solicit any prepayment or refinancing of all or any part of the Mortgage Loans, unless expressly authorized to do so by Purchaser. This covenant shall survive the termination of this Agreement. Solicitations undertaken by Servicer that are directed to the general public at large (as opposed to directed specifically at the Mortgagors), including without limitation mass mailings based on commercially acquired mailing lists and newspaper, radio and television advertisements, shall not constitute solicitation under this Section 4.

(e) Servicer’s Personnel and Facilities. Servicer shall maintain and employ throughout the term hereof a sufficient number of qualified personnel to perform the servicing activities to be carried out hereunder in an efficient and professional basis, carried out by Servicer as if it were the owner of the Mortgage Loans and in accordance with industry standards. If necessary to perform its duties hereunder, Servicer shall employ or otherwise engage additional or more qualified personnel. Throughout the term hereof, Servicer shall maintain or pay for the use of physical facilities from which the servicing activities can be performed in a manner consistent with the foregoing.

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(f) Reports to Purchaser. Servicer shall deliver to the Purchaser all reports relating to the Mortgage Loans that are required by Customary Servicing Procedures. Such reports shall be timely delivered and include, among other things, a detailed summary of sums expended on behalf of Purchaser. In addition, Servicer shall provide monthly reports verifying the accuracy of the amounts remitted to Purchaser, the servicing fee, the ancillary income and any reimbursements to Servicer from the Custodial Account for Servicing Advances.

(g) Destruction and Release of Records. Servicer shall not, without the prior written consent of Purchaser, destroy or release any Records in its possession that were obtained pursuant to this Agreement for a period of three (3) years.

(h) Employment of Customary Servicing Procedures. In servicing and administering the Mortgage Loans, Servicer shall employ Customary Servicing Procedures, except where such procedures conflict with the requirements of this Agreement. In addition, Servicer shall service the Mortgage Loans in accordance with all applicable federal, state and local laws, ordinances, rules and regulations and with the terms of the respective Mortgage Loans.

(i) Servicing Advances. Servicer shall be responsible for making any and all Servicing Advances. Servicer shall be entitled to reimburse itself for unreimbursed Servicing Advances from the Custodial Account at cost of funds equal to the 30 day LIBOR plus 20 basis points (monthly basis) (“COF”). Servicer’s right to reimburse itself for Servicing Advances with respect to any Mortgage Loan shall be limited to related liquidation proceeds, condemnation proceeds, insurance proceeds and such other amounts as may be collected by Servicer from the Mortgagor or otherwise relating to the Mortgage Loan.

(j) Limitation of Servicer’s Actions. Servicer shall not take any action with respect to the Mortgage Loans or any obligation of each Mortgagor thereunder which would adversely affect Purchaser’s rights under the Mortgage Loans, including, without limitation, the right to receive any interest and principal or extend the final maturity date on any such Mortgage Loan. Further, notwithstanding anything to the contrary herein, except for Servicer’s activities in accordance with Sections 4(a) and (b) and Section 5, Servicer shall obtain the Purchaser’s prior written consent prior to taking any material action with respect to a Mortgage Loan.

SECTION 5. RELATED ESCROW ACCOUNTS.

(a) Maintenance of Related Escrow Accounts. Any Related Escrow Accounts authorized by Purchaser shall be maintained in accordance with any and all applicable federal, state and local laws, ordinances, rules and regulations and the terms of this Agreement. For convenience of administration, the balance in the Related Escrow Accounts and any collections related to the Mortgage Loans may continue to be held in the bank account or accounts heretofore employed by Servicer, provided that the Related Escrow Accounts are Eligible Accounts.

(b) Permitted Withdrawals from the Related Escrow Account. Servicer may make withdrawals from Related Escrow Accounts only (i) to effect timely payments of taxes, assessments, water and sewer charges, title insurance policy premiums, fire and hazard insurance premiums; or other items constituting Escrow Payments for the related Mortgage Loan, (ii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (iii) for application to the restoration or repair of the Mortgaged Property, at the direction of Purchaser, (iv) to pay to the Mortgagor to the extent required by law, interest on the funds deposited in a Related Escrow Account, or (v) to clear and terminate the Related Escrow Account upon the termination of this Agreement.

(c) Payment of Taxes, Insurance and Other Charges. With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of taxes, assessments, water and sewer charges, and other charges which are or may become a lien upon the Mortgage Property and the status of title insurance premiums and fees and fire and hazard insurance coverage, and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purposes deposits of the Mortgagor in the Related Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. To the extent that a Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor during the period such payments can be made without interest or penalty. Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

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(d)  Maintenance of Separate Account for Repairs. For each Mortgage that does not have a Related Escrow Account, Servicer shall maintain a separate internal account which shall at all times contain funds in a minimum amount from time to time prescribed by Purchaser and which shall be applied to the restoration or repair of the Mortgaged Property, at the direction of Purchaser.

SECTION 6. DEFAULTED MORTGAGE LOAN

During the term of this Agreement, Servicer agrees to take the following actions as independent contractor with respect to defaulted Mortgage Loans:

(a) Collection on Defaulted Mortgage Loans. Servicer shall use Customary Servicing Procedures on defaulted Mortgage Loans in such a manner as to maximize the receipt of principal and interest by Purchaser.

(b) Foreclosure Actions. Servicer shall act to institute foreclosure or similar proceedings for and on behalf of Purchaser as to obligations in the Mortgage Loans which are in default but only upon the written direction of Purchaser, and if so directed shall promptly institute such proceedings or cause such proceedings to be instituted. Servicer shall provide Purchaser with information necessary for Purchaser to make an informed decision with respect to the foregoing.

(c) Consultation with Purchaser. Servicer will consult with Purchaser to determine in whose name foreclosure or similar proceedings should be instituted.

(d) Use of Customary Servicing Procedures. If a foreclosure action is instituted with respect to any Mortgage Loan, Servicer shall perform all foreclosure or similar activities, in addition to those specified herein, as required by Customary Servicing Procedures.

SECTION 7. INSURANCE.

Maintenance of Fire and Hazard Insurance. Servicer shall cause to be maintained for each Mortgage Loan all insurance required by Customary Servicing Procedures including, without limitation, fire and hazard insurance with extended coverages as are customary in the area where the Mortgaged Property is located in an amount equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements which are a part of the Mortgaged Property on a replacement cost basis, or (ii) the outstanding principal balance of the Mortgage Loan, in each case in an amount as necessary to prevent the Mortgagor or Mortgagee from becoming a co-insurer, all in accordance with Customary Servicing Procedures.

SECTION 8. SERVICING FEE.

Purchaser shall pay to Servicer a servicing fee of one percent (1.0%) per annum on the principal balance of each outstanding Mortgage Loan, payable monthly in lawful money of the United States of America. Such fee shall be netted out of the remittances to Purchaser in accordance with Section 4(b). In addition, Servicer may retain all ancillary income as provided in Section 4(b) of this Agreement. The following fees shall apply: (a) $100.00 per bankruptcy; (b) $150.00 per foreclosure; and (c) $25.00 per loan as a transfer and release fee. The Servicer will keep any late fees up to the time a loan goes into foreclosure.

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SECTION 9. TRANSFER OF SERVICING.

Servicer shall fully cooperate with Purchaser and take any and all necessary actions to effect any transfer of servicing of the Mortgage Loans to third parties designated by Purchaser, including without limitation the following:

(a)  Delivery of Notices to Mortgagors. Servicer shall deliver notices to the Mortgagors as required by law, in a format mutually agreeable to Servicer and Purchaser, advising the Mortgagors of the transfer of servicing of the Mortgage Loans.

(b)  Notices to Taxing Authorities. Servicer shall deliver notices to the applicable taxing authorities, and mortgage, title, hazard and flood insurance companies within five (5) business days of the Transfer Date. Further, prior to the Transfer Date, Servicer shall pay or cause to be paid any and all title, fire, hazard and other insurance and tax bills due with respect to the Mortgage Loans, including without limitations, interest, late charges and penalties in connection therewith, which are due within thirty (30) days of the Transfer Date.

(c)  Renewal of Insurance. Servicer shall deliver any renewals of insurance policies including without limitation title, fire and hazard, and (if applicable) flood insurance, within five (5) business days of Servicer’s receipt of same.

(d)  Escrow Analysis. Servicer shall have performed an escrow analysis for each Mortgage Loan having a Related Escrow Account no later than twelve (12) months prior to the Transfer Date for all Mortgage Loans that are thirteen (13) months old or older and otherwise in accordance with applicable law. The analysis must indicate that refunds of escrow overages were made in accordance with applicable federal, state and local laws, regulations and rules and that escrow shortages have been billed in full or prorated in the monthly Mortgage Loan payments over a period of not more than twelve (12) months. The escrow analysis shall be made a permanent part of the Records for each of the Mortgage Loans.

(e)  Misapplication of Payments. Servicer shall fully cooperate with Purchaser and take any actions necessary to correct any misapplication of payment errors including without limitation the following:

(1)  Each party shall immediately upon discovery of the misapplied payment notify the other party hereto of such misapplication.

(2)  Servicer shall assume any and all liability for any shortage resulting from a misapplied payment and reimburse Purchaser for any such shortage within thirty (30) days of the discovery of the misapplied payment.

(f) Internal Revenue Service Forms. Servicer caused to be posted online at https://www.gosteward.com, on or before the date required by law all Internal Revenue Service (“IRS”) forms, including without limitation form numbers 1099, 1099A or 1098, to all persons or entities entitled to receive such forms for the period from the inception of loan servicing until the Transfer Date, and shall ensure that such persons and entities have access to such portal and create a valid account thereon. Servicer shall provide copies of such forms to Purchaser upon Purchaser’s request. Further, Servicer shall indemnify Purchaser for any and all costs, damages and penalties incurred by Purchaser for Servicer’s failure to comply with any IRS filing requirements. Purchaser shall make any such IRS filings for the period after the Transfer Date.

(g) The transfer of the servicing shall comply with and conform to all applicable federal, state and local laws, rules and regulations.

(h) Servicer shall provide transferees with a copy of each and every notice required to be provided to any party in accordance with this Section 9.

(i) Servicer is entitled to recoup all outstanding servicing advances and COF at the time of transfer.

(j) Transfer Date must occur on Determination Date or such other date mutually agreed to by the parties.

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SECTION 10. TERMINATION.

This Agreement shall terminate at the sole discretion of Purchaser upon prior written notice by Purchaser to Servicer which notice shall set forth the Transfer Date. Upon termination of this Agreement, the following terms and conditions shall apply:

(a) Servicer, at its expense, shall promptly turn over to Purchaser or Purchaser’s designee, at a location specified by Purchaser all the Records.

(b) Servicer shall pay over to Purchaser any collections it receives on the Mortgage Loans after termination of this Agreement promptly after receipt thereof.

(c) All remaining escrow, principal and interest and foreclosure balances due at the termination of this Agreement to Purchaser shall be paid by Servicer. All deficit escrow, principal and interest and foreclosure balances due to Servicer at the termination of this Agreement shall be paid by Purchaser.

(d) The Related Escrow Accounts shall forthwith be transferred to Purchaser or a bank to be designated by Purchaser.

(e) Purchaser’s right to indemnification as described in Section 11 hereof shall survive the termination of this Agreement.

SECTION 11. INDEMNIFICATION.

Servicer shall indemnify and hold harmless Purchaser from any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses (“Losses”) that Purchaser may sustain in any way related to the failure of Servicer to perform its duties and service the Mortgage Loans in material compliance with the terms of this Agreement. Purchaser shall indemnify and hold harmless Servicer from any Losses that Servicer may sustain in any way related to Purchaser’s servicing of a Mortgage Loan after the Transfer Date, unless any such Loss is in any way caused by Servicer’s failure to service the Mortgage Loans in accordance with the terms of this Agreement.

SECTION 12. MISCELLANEOUS.

(a)  Written Modification. This Agreement may not be modified or changed except by an instrument in writing duly executed by all the parties hereto.

(b) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of New York.

(c) Notices. All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, shall be sent by registered or certified mail, by email so long as the email system generates a receipt, by overnight delivery service with receipt or by delivery in person or when placed in the mail, postage prepaid, to the following addresses:

If to Purchaser:

Steward Realty Trust, Inc.

228 Park Ave S #83098

New York, NY 10003

Attention: President

Email Address: reit@gosteward.com

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with a copy to:

Steward Realty Trust, Inc.

228 Park Ave S #83098

New York, NY 10003

Attention: General Counsel

Email Address: legal@gosteward.com

If to Servicer:

Steward Servicing LLC

228 Park Ave S #83098

New York, NY 10003

Attention: President

Email Address: servicing@gosteward.com

with a copy to:

Steward Servicing LLC

228 Park Ave S #83098

New York, NY 10003

Attention: General Counsel

Email Address: legal@gosteward.com

The above addresses may be changed by written notice given as above provided.

(d)  Assignment. The Servicer shall not assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, without the prior written approval of Purchaser.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Agreement as of the date first above written.

Attest:		STEWARD LENDING LLC

	/s/ John F. Woods	By:	/s/ Daniel S. Miller
Name:	John F. Woods	Name:	Daniel S. Miller
Title:	Secretary	Title:	President

Attest:		STEWARD REALTY TRUST, INC

	/s/ John F. Woods	By:	/s/ Daniel S. Miller
Name:	John F. Woods	Name:	Daniel S. Miller
Title:	Secretary	Title:	President & CEO

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